UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                October 27, 2014

OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10945 (Commission File Number)	95-2628227 (IRS Employer Identification No.)

11911 FM 529 Houston, TX (Address of principal executive offices)	77041 (Zip Code)

Registrant's telephone number, including area code: (713) 329-4500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 27, 2014, Oceaneering International, Inc. ("Oceaneering"or "we") entered into a new credit agreement (the "Credit Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent and swingline lender, and certain other financial institutions, as lenders. The Credit Agreement provides for a $300 million three-year delayed-draw term loan (the "Term Loan Facility") and a $500 million five-year revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Facility"). The Credit Agreement replaces the Prior Credit Agreement (as defined in Item 1.02 below) that was scheduled to mature on January 6, 2017. Subject to certain conditions, the aggregate commitments under the Revolving Credit Facility may be increased to up to $800 million at any time upon the agreement of Oceaneering and existing or additional lenders. Borrowings under the Facility may be used (1) to refinance our outstanding obligations under the Prior Credit Agreement and (2) for general corporate purposes. Simultaneously with the execution of the Credit Agreement and pursuant to its terms, we repaid all amounts outstanding under, and terminated, the Prior Credit Agreement.

Wells Fargo Securities, LLC, DNB Markets, Inc., J.P. Morgan Securities LLC, and HSBC Securities (USA) Inc. acted as joint lead arrangers and joint bookrunners for the Facility. Wells Fargo is the Administrative Agent under the Credit Agreement, DNB Bank ASA is the Syndication Agent, and HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A. are Documentation Agents.
The Term Loan Facility is scheduled to mature on October 27, 2017, and the Revolving Credit Facility is scheduled to mature on October 25, 2019. Borrowings under the Credit Agreement bear interest at an Adjusted Base Rate or the Eurodollar Rate (both as defined in the Credit Agreement), at our option, plus an applicable margin to be initially based on our Leverage Ratio (as defined in the Credit Agreement) and, at our election, should we obtain ratings of our senior unsecured debt by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, thereafter to be based on such debt ratings. The applicable margin varies: (1) in the case of advances bearing interest at the Adjusted Base Rate, from 0.125% to 0.750% for borrowings under the Revolving Credit Facility and from 0% to 0.500% for borrowings under the Term Loan Facility; and (2) in the case of advances bearing interest at the Eurodollar Rate, from 1.125% to 1.750% for borrowings under the Revolving Credit Facility and from 1.000% to 1.500% for borrowings under the Term Loan Facility. The Adjusted Base Rate is the highest of (1) the per annum rate established by the administrative agent as its prime rate, (2) the federal funds rate plus 0.50% and (3) daily one-month LIBOR plus 1%.
The Credit Agreement contains various covenants that we believe are customary for agreements of this nature, including, but not limited to, restrictions on our ability and the ability of each of our subsidiaries to incur debt, grant liens, make certain investments, make distributions, merge or consolidate, sell assets, enter into transactions with affiliates and enter into certain restrictive agreements. We are also subject to a maximum Leverage Ratio of 4.00 to 1.00. The Credit Agreement includes customary events of default and associated remedies.
The foregoing summary is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 4.1 to this Form 8-K and is incorporated in this Item 1.01 by reference.

Item 1.02    Termination of a Material Definitive Agreement.

In connection with Oceaneering’s entering into the Credit Agreement described in Item 1.01, Oceaneering terminated the Amended and Restated Credit Agreement dated as of January 6, 2012 by and among Oceaneering, Wells Fargo Bank, N.A., as administrative agent, and certain lenders (the "Prior Credit Agreement").  A portion of the proceeds of the borrowings under the Facility were used to repay the outstanding indebtedness under the Prior Credit Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

The following are being furnished as exhibits to this report.

Exhibit 4.1
Credit Agreement, dated as of October 27, 2014, by and among Oceaneering International, Inc., Wells Fargo Bank, National Association, as administrative agent and swing line lender, and certain lenders party thereto.

Exhibit 99.1	Press release of Oceaneering International, Inc., dated October 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.

Date:	October 27, 2014	By:	/S/ ROBERT P. MINGOIA
Robert P. Mingoia
Vice President and Treasurer

Exhibit Index

Exhibit No.	Description

Exhibit 4.1
Credit Agreement, dated as of October 27, 2014, by and among Oceaneering International, Inc., Wells Fargo Bank, National Association, as administrative agent and swing line lender, and certain lenders party thereto.

Exhibit 99.1	Press release of Oceaneering International, Inc., dated October 27, 2014.

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